UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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TRX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2007 ANNUAL MEETING

AND

PROXY STATEMENT

April 11, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Tuesday, May 1, 2007, at 12:00 p.m., Eastern Time.

The attached Notice of Annual Meeting of Shareholders and proxy statement describe the formal business to be transacted at the annual meeting. Our directors, officers, and representatives of our independent registered public accounting firm will be present to respond to appropriate questions from shareholders.

Please mark, date, sign and return your proxy card in the enclosed envelope by following the instructions on the proxy card at your earliest convenience. This will ensure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

JOHAN G. (“JOOP”) DRECHSEL

Chairman of the Board

TRX, Inc.

6 West Druid Hills Drive

Atlanta, Georgia 30329

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 1, 2007

NOTICE HEREBY IS GIVEN that the 2007 Annual Meeting of Shareholders of TRX, Inc., a Georgia corporation (“TRX”), will be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Tuesday, May 1, 2007, at 12:00 p.m., Eastern Time, to consider and act upon the following:

1. To elect five directors to serve until the 2008 Annual Meeting of Shareholders; and

2.	To transact such other business as properly may come before the annual meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 14, 2007 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors.

JOHAN G. (“JOOP”) DRECHSEL

Chairman of the Board

Atlanta, Georgia

April 11, 2007

PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE–PAID ENVELOPE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

TRX, Inc.

6 West Druid Hills Drive

Atlanta, Georgia 30329

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 1, 2007

We are furnishing this proxy statement to the shareholders of TRX, Inc. in connection with the solicitation of proxies by the Board of Directors of TRX to be voted at our 2007 Annual Meeting of Shareholders to be held at the offices of McKenna Long & Aldridge LLP, located at 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308, on Tuesday, May 1, 2007, at 12:00 p.m., Eastern Time, and at any adjournments or postponements of the meeting.

When used in this proxy statement, the terms “we,” “us,” “our” and “TRX” refer to TRX, Inc.

The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is April 11, 2007.

VOTING

General

The securities that can be voted at the Annual Meeting consist of common stock of TRX, $.01 par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the Annual Meeting is March 14, 2007. On the record date, 18,272,772 shares of common stock were outstanding and eligible to be voted at the Annual Meeting.

Quorum and Vote Required

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. We will determine whether a quorum exists at the Annual Meeting by counting the votes cast for the proposal receiving the greatest number of all votes “for” or “against” and abstentions, including instructions to withhold authority to vote.

In voting on the proposal to elect five directors (Proposal 1), shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

Aside from the matter described in this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect to that matter in accordance with the judgment of the persons named as proxies on the accompanying proxy card.

Under the rules of the national stock exchanges that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals that are considered “discretionary” proposals under the rules of the exchanges. These votes are considered as votes cast in determining the outcome of any discretionary proposal. We believe that Proposal 1 is discretionary. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the Annual Meeting, they will not be considered as votes cast in determining the outcome of any proposal.

As of March 14, 2007, the record date for the Annual Meeting, our directors and executive officers, together with stockholder BCD Technology, S.A., beneficially owned or controlled approximately 11,167,374 shares of our common stock, constituting approximately 59.2% of the outstanding common stock. We believe that these holders will vote all of their shares of common stock in favor of the election of the five director nominees.

Proxies

Shareholders should specify their choices with regard to the proposal on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to us in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the proposal specified in this proxy statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon these matters according to their judgment.

Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by: (i) giving written notice to the Secretary of TRX, at 6 West Druid Hills Drive, Atlanta, GA 30329; (ii) executing and delivering to the Secretary a proxy card bearing a later date; or (iii) voting in person at the Annual Meeting. However, under the rules of the national stock exchanges, any beneficial owner of TRX’s common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges, as utilized by the beneficial owner’s brokerage firm.

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by them. TRX will bear all expenses incurred in connection with the solicitation of proxies.

PROPOSAL 1— ELECTION OF DIRECTORS

Nominees

The Board of Directors currently consists of six members. Upon the recommendation of the independent directors (as described under “Board Committees” below), the Board has nominated John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, John A. Fentener van Vlissingen, and Harry A. Feuerstein for re-election as directors at the 2007 Annual Meeting. Each of the nominees is currently a director of TRX. Michael W. Gunn, a current director of the Board, informed us on March 26, 2007, of his decision not to stand for re-election at the Annual Meeting. Mr. Gunn will continue to serve as a director until the Annual Meeting. The Board is not proposing a sixth nominee for election as a director at this time. The Board will consist of five directors while the Compensation, Corporate Governance, and Nominating Committee seeks an appropriate candidate to fill the vacant seat.

If re-elected as a director at the Annual Meeting, each of the nominees would serve a one-year term expiring at the 2008 Annual Meeting of Shareholders and until his successor has been duly elected and qualified. Biographical information regarding each of the five nominees is set forth below. No family relationships exist among any of our directors or executive officers.

Each of the nominees has consented to serve another term as a director if re-elected. If any nominee should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect John F. Davis, III, Norwood H. (“Trip”) Davis, III, Johan G. (“Joop”) Drechsel, John A. Fentener van Vlissingen, and Harry A. Feuerstein as directors for a one-year term expiring at the 2008 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of March 1, 2007:

Name	Age	Position
Norwood H. (“Trip”) Davis, III	39	President, Chief Executive Officer and Director
Victor P. Pynn	45	Chief Operating Officer
David D. Cathcart	35	Chief Financial Officer and Treasurer
H. Shane Hammond	42	Executive Vice President of TRX and President, RESX Technologies
Peter J. Grover	40	Executive Vice President, Sales & Client Services—Europe
Susan R. Hopley	58	Executive Vice President, Emerging Markets
Kevin G. Austin	44	Executive Vice President
Johan G. (“Joop”) Drechsel(2)	52	Chairman of the Board, Director
John F. Davis, III(1)(2)	54	Director
John A. Fentener van Vlissingen	67	Director
Harry A. Feuerstein(1)	45	Director
Michael W. Gunn(1)(2)(3)	61	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation, Corporate Governance, and Nominating Committee.
(3)	Mr. Gunn will continue to serve as a director through May 1, 2007.

Norwood H. (“Trip”) Davis, III has served as our President and Chief Executive Officer since December 1999 and as a director since January 2000. Previously, from February 1998 until November 1999, Mr. Davis was the Senior Vice President and General Manager of the Travel Industry Practice Group at iXL, Inc., and was the CEO and co-founder of Green Room Productions, LLC, a San Francisco-based leader in Web development and technology integration for the travel industry, from July 1995 until it was acquired by iXL, Inc. in February 1998. Prior to founding Green Room, Mr. Davis worked for Landmark Communications in new ventures. Mr. Davis earned a BA from Dartmouth College and an MBA from the Darden School at the University of Virginia.

Victor P. Pynn joined TRX in November 2003 to lead our global expansion efforts. He was promoted to Executive Vice President, Global Solutions & Information Technology in April 2004 and to Chief Operating Officer in March 2005, the position he currently holds. Prior to joining TRX, Mr. Pynn held a variety of senior positions at American Express in the Finance, Human Resources, and Operations departments from 1988 to 2003. Mr. Pynn is a graduate of Seneca College of Applied Arts & Technology in Toronto, Canada and is a Certified General Accountant.

David D. Cathcart joined TRX in September 2004 as Vice President, Finance and Controller. He was promoted to Chief Financial Officer and Treasurer in November 2006, the position he currently holds. Mr. Cathcart has responsibility for accounting, planning, and investor relations. Prior to joining TRX, Mr. Cathcart served as Controller of General Electric’s Energy Services Installation & Repair and Field Services divisions from September 2003 to September 2004, and Assistant Corporate Controller of Mirant Corporation from June 2001 to September 2003. Mr. Cathcart earned a BS from the University of Notre Dame, an MBA from the University of Central Florida and is a Certified Public Accountant.

H. Shane Hammond joined TRX in October 2002 to manage a key client relationship and was promoted to Executive Vice President, Sales & Client Services – North America in December 2003. Mr. Hammond’s title was changed to Executive Vice President of TRX and President, RESX Technologies in January 2007. As our Executive Vice President and President, RESX Technologies, Mr. Hammond has primary responsibility for the RESX Technologies business. Immediately prior to joining TRX, Mr. Hammond spent nine years with Carlson Wagonlit XTS, serving as President and Partner for the last six of those years managing all operational, marketing, and personnel activities with an emphasis on new business development and strategic planning. Mr. Hammond earned his BBA and MBA from Texas Tech University.

Peter J. Grover joined TRX in July 2000 to establish its European operations, and serves as our Executive Vice President, Sales & Client Services – Europe. Prior to joining TRX, Mr. Grover was the General Manager for Sales and Marketing for Galileo in the UK. While at Galileo, Mr. Grover was actively involved in the transition from British Airways ownership to Galileo International ownership. Previously, Mr. Grover held senior management positions with Amadeus and United Airlines, based in the UK and mainland Europe. Mr. Grover earned an MBA from Kingston Business School in London.

Susan R. Hopley has served as our Executive Vice President, Emerging Markets since August 2003. She joined TRX in November 1999 via the acquisition of her company, International Software Products (ISP), which she founded in 1993. Prior to founding ISP, Ms. Hopley worked for the Maritz Travel Company for seven years, holding various senior management roles from Area General Manager to Vice President of International Sales. In 1986, Ms. Hopley sold Maritz her interest in Travel Counselors International, a regional travel agency based in Washington, D.C. Between 1969 and 1975, Ms. Hopley taught at Carolina Friends School and Sidwell Friends School, serving on the National Council of Quaker Schools. Ms. Hopley earned an A.G.S.M. from Guildhall, London University, and a MA from the University of Georgia.

Kevin G. Austin joined TRX in January 2007 as Executive Vice President. Previously, from March 1993 until January 2007, Mr. Austin was President and founder of Hi-Mark, LLC, an Atlanta-based data acquisition and business intelligence company, until it was acquired by TRX in January 2007. Prior to founding Hi-Mark in March 1993, Mr. Austin was an independent consultant with Lanier Worldwide/Lanier Business Systems. Mr. Austin is a graduate of Millsaps College, where he earned a BA in Computer Science and a Minor in Mathematics.

Johan G. (“Joop”) Drechsel has served as our Chairman since April 2005 and a director since October 2002. He joined BCD Holdings N.V. in 2001, and has served as its Chief Executive Officer since 2003. Prior to joining BCD in 2001, Mr. Drechsel served for three years as a member of Royal Dutch Telecom’s executive board, responsible for mobile telephony, Internet, strategy, mergers and acquisitions and corporate client relations. He began his international business career with Royal Dutch/Shell, working for 15 years in various management positions. Mr. Drechsel is on the Board of Directors of Versatel N.V. and Eneco Holding N.V. Mr. Drechsel was born in Holland, studied Economics in Rotterdam and furthered his education at Michigan State University.

John F. Davis, III has served as a director since January 2000. He has served as Chairman and Chief Executive Officer of Dallas-based Pegasus Solutions, Inc. since 1989. In 1982, Mr. Davis co-founded the toll-free floral company, 800-FLOWERS. In 1986, Mr. Davis founded a telemarketing company, ATC Communications. Mr. Davis is on the Board of Directors of Pegasus Solutions and is on the Board of Trustees of Texas Christian University in Fort Worth, Texas. Mr. Davis holds a BBA from Texas Christian University.

John A. Fentener van Vlissingen has served as a director from January 2000 to October 2002 and since April 2005. He founded BCD Holdings N.V., which focuses on the travel industry and niche markets in financial services, in 1975 and served as its Chief Executive Officer until 2003. He is Chairman of the Supervisory Board of Directors of BCD Holdings N.V. He is Vice-Chairman of the Supervisory Board of Directors of SHV Holdings, the largest privately owned company in the Netherlands, and is a co-founder and Advisory Board Member of Noro-Moseley Partners, a U.S. venture capital firm headquartered in Atlanta. Mr. van Vlissingen also serves on numerous other boards of directors internationally. Prior to founding BCD, he was a partner with Pierson, Heldring & Pierson, a private banking firm headquartered in the Netherlands.

Harry A. Feuerstein has served as a director since September 2005. He currently serves as the Chief Financial Officer of Siemens One. Prior to joining Siemens One, Mr. Feuerstein spent two and one half years with Siemens Shared Services, first as Vice President, Business Development and Marketing and then as Chief Financial Officer. Prior to joining Siemens Shared Services in 2001, Mr. Feuerstein served as the Managing Director and Principal of CFx group, a strategy firm and holding company focusing on providing strategic planning and implementation and financing for start-up companies. Mr. Feuerstein also served as a managing director and principal of National Capital Companies, an investment banking firm. Mr. Feuerstein earned an MBA in Finance and Accounting from Hofstra University and a BA in Economics and Politics from Washington and Lee University. He also spent 13 years as an officer in the US Army Reserves.

Michael W. Gunn has served as a director since June 2003. He retired in September 2002 as American Airlines’ Executive Vice President – Marketing and Planning, a position he held since January 2000. Prior to this, Mr. Gunn had served in various positions with American Airlines since 1970. As Executive Vice President – Marketing and Planning, he had overall responsibility for sales, corporate communications, advertising and promotion, the frequent flyer program, pricing, marketing planning, capacity planning, schedules and customer service activities including reservations, flight attendants, consumer relations, consumer research, and food and interior aircraft design. Mr. Gunn earned both his BBA and MBA from the University of Southern California.

CORPORATE GOVERNANCE

Director Independence

We are a “controlled company” for purposes of Rule 4350(c)(5) of the NASDAQ National Market (“Nasdaq”) listing standards by virtue of the fact that BCD Technology, S.A., our majority shareholder, continues to hold of record 50.6% of the voting power of our common stock. On August 31, 2006, our Board of Directors deemed it advisable and in our best interests to elect to take advantage of the “controlled company” exemption as permitted under the Nasdaq listing standards. As a “controlled company,” we are exempt from the provisions of the Nasdaq listing standards that require us to have a board of directors comprised of a majority of independent directors (we currently have an equal number of independent directors and non-independent directors) and to maintain compensation and nominating committees comprised solely of independent directors. The Board of Directors has determined, however, that Messrs. J. Davis, Feuerstein and Gunn are independent as defined by Nasdaq listing standards.

Mr. Drechsel is not independent as defined by Nasdaq listing standards and serves on our Compensation, Corporate Governance, and Nominating Committee. The Board of Directors believes that in light of our current status as a “controlled company” and our adoption of the Policy Regarding Qualification and Nomination of Director Candidates, as discussed below, we have in place adequate processes to identify, evaluate, select and nominate qualified director candidates. If we cease to be a “controlled company” under the Nasdaq listing standards, we will come into full compliance with all of the requirements thereof within the applicable transition periods provided for by the Nasdaq listing standards.

Board Meetings and Committee Meetings; Annual Meeting Attendance

During the year ended December 31, 2006, the Board of Directors held six meetings. The Board has established two committees: an Audit Committee and a Compensation, Corporate Governance, and Nominating Committee. During the year ended December 31, 2006, the Audit Committee held four meetings and the Compensation, Corporate Governance, and Nominating Committee held seven meetings. Each director attended at least 75% of the aggregate meetings of the Board of Directors and any committee on which he served, except for John A. Fentener van Vlissingen.

All members of the Board of Directors are strongly encouraged, but not required, to attend the Annual Meeting. Five of our six directors attended our 2006 Annual Meeting of Shareholders held on April 20, 2006.

Board Committees

Audit Committee

The Audit Committee, which consists of Messrs. Feuerstein (Chairman), Davis and Gunn, is responsible for reviewing the financial reports we provide to the Securities and Exchange Commission (the “SEC”), reviewing our internal financial and accounting controls, discussing the adequacy of our internal controls and procedures with management and the auditors, appointing and overseeing the performance and results and costs of the audits and other services provided by our independent registered public accounting firm. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Messrs. Davis, Feuerstein and Gunn are independent directors as defined by Nasdaq listing standards and SEC regulations. The Board of Directors has determined that Mr. Feuerstein is an “audit committee financial expert.” A copy of the Audit Committee charter is available on our website at www.trx.com.

Compensation, Corporate Governance, and Nominating Committee

The Compensation, Corporate Governance, and Nominating Committee, which consists of Messrs. Drechsel (Chairman), Davis and Gunn, establishes our overall employee compensation policies and recommends to the Board of Directors major compensation programs, reviews and approves the compensation and benefits for our executive officers and directors, administers our employee benefit, pension and equity incentive programs, recommends to our Board qualified candidates for election to the Board of Directors, evaluates and reviews the performance of existing directors, makes recommendations to the Board of Directors regarding governance matters and develops and recommends to our Board of Directors governance and nominating guidelines and principles. Messrs. Davis and Gunn are independent under the Nasdaq listing standards. The Board of Directors has determined that the service of Mr. Drechsel, who is Chief Executive Officer of BCD Holdings N.V., an indirect parent of BCD Technology, S.A (our majority shareholder) and WorldTravel Partners I, LLC, on the Compensation, Corporate Governance, and Nominating Committee is required by the best interests of TRX and its shareholders, given his experience and knowledge of TRX. A copy of the Compensation, Corporate Governance, and Nominating Committee charter and our corporate governance guidelines are available on our website at www.trx.com.

Compensation Committee Process

Under its current charter, our Compensation, Corporate Governance, and Nominating Committee has responsibility to make recommendations to the Board of Directors for the compensation of our Chief Executive Officer, and the Board of Directors has final review and authority with regard to the compensation of our Chief Executive Officer. With regard to the other executive officers, the Committee has responsibility to review and approve goals and objectives relevant to the compensation of the executive officers, to evaluate their performance in light of those goals and objectives, and to make compensation determinations for executive officers based on its evaluation. The Committee also has responsibility to make recommendations to the Board regarding compensation paid to our non-employee directors. In addition, the Committee is charged with advising the Board of Directors on compensation trends for executives and directors. The charter provides that the Committee will meet at least two times each year, but the Committee actually meets as frequently as needed.

Because Internal Revenue Code Section 162(m) and SEC Rule 16b-3 require that certain compensation decisions and actions be made by a committee consisting solely of independent members of the Board of Directors, and each of those requirements provide for different definitions of independence, the Committee has appointed a subcommittee of Mr. John F. Davis, III and Mr. Michael W. Gunn, both of whom meet both those definitions of independence, to make the appropriate compensation decisions and take the actions necessary to preserve certain tax deductions for TRX and securities exemptions for our executive officers and directors. To that end, Messrs. Davis and Gunn are also appointed as the Omnibus Plan Committee to make grants under the TRX, Inc. Omnibus Incentive Plan.

From time to time, the Committee engages an independent compensation consulting firm for assistance in evaluating the total compensation package offered to TRX executives against those of companies of comparable size and complexity, and, particularly, companies within our industry. For the 2006 fiscal year, the Committee engaged Hewitt Associates, a national consulting firm, to review various aspects of our executive compensation programs, including review of market practices and alternatives related to compensation, long-term incentives and change-in-control provision alternatives. In addition, the Committee often seeks input and recommendations from the Chief Executive Officer, and occasionally from the Chief Financial Officer, regarding compensation for other executive officers.

Compensation Committee Interlocks and Insider Participation

None of our executive officers or directors serve as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation, Corporate Governance, and Nominating Committee.

Consideration of Director Nominees

The Board of Directors has adopted and the Compensation, Corporate Governance, and Nominating Committee has ratified the Policy Regarding Qualification and Nomination of Director Candidates, which establishes the specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Qualified candidates for director are those who, in the judgment of the Compensation, Corporate Governance, and Nominating Committee, possess all of the personal attributes and a sufficient mix of the experience attributes described below to assure effective service on the Board of Directors. Personal attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: leadership, ethical nature, contributing nature, independence, interpersonal skills, and effectiveness. Experience attributes of a director candidate considered by the Compensation, Corporate Governance, and Nominating Committee include: financial acumen, general business experience, industry knowledge, diversity of viewpoints, special business experience and expertise.

The Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee periodically assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected. In the event that vacancies are anticipated or otherwise arise, the Committee seeks to identify director candidates based on input provided by a number of sources, including: (i) committee members, (ii) our other directors, (iii) our management and (iv) our shareholders. The Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates.

Once director candidates have been identified, the Committee will then evaluate each candidate in light of his or her qualifications and credentials, and any additional factors that the Committee deems necessary or appropriate, including those set forth above. If qualified, the Committee will seek full Board of Directors approval of the nomination of the candidate or the election of such candidate to fill a vacancy on the Board of Directors.

Any candidates submitted by shareholders would be evaluated in the same manner as candidates recommended from other sources, provided that the procedures set forth below have been followed.

To recommend a nominee, a shareholder must submit the following information to the Committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address;

•	the number of shares of our common stock beneficially owned by the shareholder;

•	the date that the shareholder acquired such shares;

•	documentary support for the shareholder’s claim of beneficial ownership of such shares; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

This information must be received by our Secretary at our principal executive offices no less than 90 calendar days prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. For the proxy materials relating to the 2008 annual meeting, this date would be January 12, 2008. All notices should be sent to: Secretary, TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329. The Compensation, Corporate Governance, and Nominating Committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided within the timeframe provided by the Committee for the nominee to be considered.

Shareholder Communication with the Board of Directors

Shareholders may communicate with the Board by writing to the attention of the Board of Directors c/o Secretary, TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329.

Code of Ethics

We have adopted a “code of ethics” as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that applies to all of our directors and employees worldwide, including our principal executive officer, principal financial officer and principal accounting officer. A current copy of our Code of Business Conduct and Ethics is available on our website at www.trx.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information provided to us by each of the following as of March 14, 2007 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer, Chief Financial Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 14, 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329.

	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares		Percent of Class
BCD Technology, S.A. 65 Boulevard Grande – Duchesse Charlotte L1331 Luxembourg	9,237,420	(1)	50.6%
Cortina Asset Management, LLC 330 East Kilbourn Avenue, Suite 850 Milwaukee, Wisconsin 53202	1,806,243	(2)	9.9%
Norwood H. (“Trip”) Davis, III	1,006,587	(3)	5.4%
David D. Cathcart	8,367	(4)	*
Victor P. Pynn	69,546	(5)	*
H. Shane Hammond	36,750	(6)	*
Peter J. Grover	49,900	(7)	*
Lindsey B. Sykes	–	(8)	*
Timothy J. Severt	90,750	(9)	*
John F. Davis, III	6,250	(10)	*
Johan G. (“Joop”) Drechsel	9,247,420	(11)	50.6%
John A. Fentener van Vlissingen	9,243,670	(12)	50.6%
Harry A. Feuerstein	6,450	(10)	*
Michael W. Gunn	11,250	(10)	*
All executive officers and directors as a group (15 persons)	11,167,374	(13)	59.2%

*	Less than one percent (1%) of outstanding shares.
(1)	BCD Technology, S.A. is an indirect wholly-owned subsidiary of BCD Holdings N.V., a Dutch transportation and financial services company, and the beneficial owner of 9,237,420 shares of common stock, which includes 53,913 shares held by WorldTravel Partners I, LLC, an indirect wholly-owned subsidiary of BCD Holdings N.V.
(2)	The amount shown and the following information is derived from the Schedule 13G filed by Cortina Asset Management, LLC (“Cortina”) on February 15, 2007, reporting beneficial ownership as of December 31, 2006. According to the Schedule 13G, Cortina is the beneficial owner of 1,806,243 shares of our outstanding common stock. Cortina holds sole voting power over 878,788 shares and dispositive power over the 1,806,243 shares. Cortina is a registered investment advisor.
(3)	Includes 232,462 shares held by Davis Family Holdings, LLC, 472,067 shares held by Davis Family Holdings II, LLC, 300,000 shares issuable upon the exercise of options and 2,058 shares held under our Employee Stock Purchase Plan. Mr. Davis is the managing member of each of Davis Family Holdings, LLC and Davis Family Holdings II, LLC. Of the total shares held by Davis Family Holdings, LLC, 176,907 of the shares are pledged to Wachovia as security for a loan. All of the shares held by Davis Family Holdings II, LLC are pledged to Wachovia as security for a loan.
(4)	Includes 7,500 shares issuable upon the exercise of options.
(5)	Includes 60,000 shares issuable upon the exercise of options and 2,546 shares held under our Employee Stock Purchase Plan.
(6)	Includes 36,250 shares issuable upon the exercise of options.
(7)	Includes 47,500 shares issuable upon the exercise of options.
(8)	As of the date of this information, Mr. Sykes is no longer an officer and employee of TRX. All of Mr. Sykes’ outstanding options were forfeited on December 15, 2006.
(9)	Includes 88,750 shares issuable upon the exercise of options. As of the date of this information, Mr. Severt is no longer an officer and employee of TRX. All of Mr. Severt’s outstanding options were forfeited on March 31, 2007.
(10)	Includes 6,250 shares issuable upon the exercise of options.
(11)	Includes 10,000 shares issuable upon the exercise of options and 9,237,420 shares held by BCD Technology, S.A., of which Mr. Drechsel exercises voting and dispositive control. Mr. Drechsel is the Chief Executive Officer of BCD Holdings N.V., an indirect parent of BCD Technology, S.A. and WorldTravel Partners I, LLC is an indirect subsidiary of BCD Holdings N.V. See footnote 1 above.
(12)	Includes 6,250 shares issuable upon the exercise of options and 9,237,420 shares held by BCD Technology, S.A., of which Mr. van Vlissingen exercises voting and dispositive control. Mr. van Vlissingen is the Chairman and founder of BCD Holdings N.V., an indirect parent of BCD Technology, S.A. and WorldTravel Partners I, LLC is an indirect subsidiary of BCD Holdings, N.V. See footnote 1 above.
(13)	Includes 577,500 shares issuable upon the exercise of options.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The general philosophy and goals of our executive compensation program are to design and maintain a balanced and competitive total compensation package. Our Compensation, Corporate Governance, and Nominating Committee desires to develop a total compensation program that will:

•	attract, retain, motivate and reward highly skilled, experienced executives;

•	align management’s interests with the performance and success of TRX by providing variable annual incentive compensation dependent upon performance;

•	align management’s interests with the shareholders’ interests by promoting stock ownership in TRX by our executives and by providing long-term incentive compensation in the form of stock options; and

•	provide an overall level of executive compensation that is competitive within our industry and among companies of comparable size and complexity.

To attain these goals, our Compensation, Corporate Governance, and Nominating Committee focuses on the nature of our business, the competitive market for our executives and appropriate incentive and reward mechanisms. The Committee believes that this compensation approach enables TRX to remain competitive with its industry peers while ensuring that its executive officers are appropriately encouraged to deliver both short-term results and sustainable long-term stockholder value.

The Committee also focuses on internal consistency in our executive compensation program, so that TRX executives are appropriately compensated in relation to each other. We have entered into employment contracts with each of our executives to promote security for the executives and for TRX. While each of the agreements has been individually negotiated and specifically detailed according to the duties, responsibilities and expectations of each executive, the Committee seeks to maintain a significant level of continuity among the agreements.

In determining compensation levels for TRX executives, the Committee takes various factors into account, including but not limited to (i) TRX’s short-term and long-term strategic plans; (ii) the specific scope and impact of each executive’s duties and responsibilities; (iii) the experience and individual performance of each executive; and (iv) past salary levels and incentive awards for each executive and the total group of executives. The Committee consults with the Chief Executive Officer and, on occasion, with the Chief Financial Officer, for evaluation and recommendations regarding each of the other executives. The Committee does not assign specific measurements or weights to any factors, but instead makes subjective determinations based upon its consideration of all of these factors.

From time to time, the Committee engages an independent compensation consulting firm for assistance in evaluating the total compensation package offered to TRX executives against those of companies of comparable size and complexity, and, particularly, within our industry. For the 2006 fiscal year, the Committee engaged Hewitt Associates, a national consulting firm, to review various aspects of our executive compensation programs, including review of market practices and alternatives related to compensation, long-term incentives and change-in-control provision alternatives. The Committee considers various factors in determining the components of each officer’s compensation, including, but not limited to, the overall competitive environment for experienced executive talent, corporate performance of TRX against its strategic business plan, and individual performance based on stated objectives as well as general expectations. While the Committee relies on certain industry and market data for comparative purposes, it believes that a successful compensation program also requires the application of judgment and subjective determinations in the particular situations.

Section 162(m) of the Internal Revenue Code limits TRX’s tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer or to certain other executives. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Committee desires to maintain the tax deductibility of compensation for TRX executives to the extent it is feasible and consistent with the objectives of our compensation program. To that end, the TRX, Inc. Omnibus Incentive Plan and the TRX, Inc. Executive Annual Incentive Plan have been designed to meet the requirements so that any grants and bonuses under those plans will be performance-based compensation for Section 162(m) purposes. Deductibility under Section 162(m) is only one consideration in determining executive compensation, however, and the Committee may approve compensation that is not deductible in order to compensate our executives in a manner consistent with performance and the competitive environment for executive talent.

Section 162(m) and SEC Rule 16b-3 require that certain compensation decisions and actions be made by a committee consisting solely of independent members of the Board of Directors, and each of those requirements provide for different definitions of independence. In situations where every member of the Compensation, Corporate Governance, and Nominating Committee does not meet each of these definitions, the Committee appoints a subcommittee of members who do meet those definitions to make the appropriate compensation decisions and take the appropriate actions.

Components of Compensation

Our compensation program consists of base salary, an annual incentive bonus plan, and long-term equity incentives in the form of stock options. In addition, TRX executives are eligible for discretionary bonuses and certain perquisites that the Committee deems to be appropriate. TRX executives are also eligible to participate in a variety of employee benefit plans and programs that are generally available to all employees, including an employee stock purchase plan, medical insurance plans, life insurance plans, and a tax-qualified 401(k) retirement plan.

Base Salary. Base salaries paid to executive officers are established during individual contract negotiations and are specified in each officer’s individual employment contract. In establishing the base salaries specified in those agreements, the Compensation, Corporate Governance, and Nominating Committee considers the base salary amount within the context of an overall compensation package. Even though the executive officers’ base salary amounts are specified in their individual employment contracts, the Committee may adjust base salary when warranted based on company financial performance, market comparisons and trends, individual performance and, for executives other than the Chief Executive Officer, the evaluations and recommendations of the Chief Executive Officer.

Consistent with our compensation philosophy, the Committee typically evaluates base salary compensation once each year, but the Committee may address base salary changes due to an officer’s promotion or a significant change in an officer’s duties and responsibilities at any time. The Committee makes base salary determinations after consideration of both TRX’s financial performance against TRX’s strategic plans and the individual’s performance as measured by certain subjective non-financial factors. These non-financial factors include the individual’s contribution to TRX as a whole, including his experience and responsibilities, leadership and development qualities, and ability to recognize, pursue and initiate new business opportunities and programs to enhance TRX’s growth and success.

In February 2006, the Committee reviewed the base salaries of our executive officers, taking into account the considerations described above. The Committee approved base salary increases, effective as of April 1, 2006, for each of the executive officers to reward their leadership efforts through TRX’s transition into a public company, with additional increases to those with exceptional individual performance and those who had assumed additional duties and responsibilities during the previous year. The 2006 increases for our named executive officers ranged from 5.0% to 9.1% of base salary.

Annual Incentive Program. In 2006, TRX adopted an Executive Annual Incentive Plan to provide annual cash bonuses to TRX executives as motivation and reward for their contribution to TRX’s annual performance. This plan is designed to meet the requirements of Internal Revenue Code Section 162(m) to preserve TRX’s tax deductions. Under this plan, the Committee approves performance objectives for TRX for the fiscal year before or at the beginning of the year and establishes threshold, target and maximum bonus amounts for each executive officer. Under the plan, no bonus is payable unless at least one of the performance measures is achieved at the minimum threshold level, and each executive’s bonus opportunity is specified as a percentage of base salary prorated over the fiscal year. Actual performance is subject to straight-line interpolation against the stated objectives. Following the year end, the Committee certifies TRX’s performance against the pre-established objectives. Executive officers must remain employed through the date of the bonus payment in order to be eligible. For officers other than the Chief Executive Officer, the Committee may also establish individual performance objectives for each fiscal year. Executive officers have a significant proportion of their total cash compensation opportunity through the annual incentive bonus in order to link their total compensation with our corporate performance.

In February 2006, the Committee established the performance objectives for the 2006 fiscal year based on growth of core revenue, adjusted earnings before income taxes and depreciation (adjusted EBITDA), and free cash flow. Each officer’s bonus opportunity was weighted 60% to the adjusted EBITDA objectives, 30% to the core revenue objectives, and 10% to the free cash flow objectives. The Committee determined that “free cash flow” would be based on 2006 EBITDA less any capital expenditures, increased or decreased by working capital changes. The Chief Executive Officer’s bonus opportunity ranged from 50% to 125% of base salary, and the other executive officers’ bonus opportunities ranged from 25% to 75% of base salary. At the time these objectives were established, the Committee believed the objectives to be achievable, but challenging, even at the threshold minimum level of the objectives. Based on TRX’s actual performance for fiscal 2006, no bonuses were paid under the Executive Annual Incentive Plan because the minimum threshold objectives were not met.

Discretionary Cash Bonuses. Notwithstanding the adoption of the Executive Annual Incentive Plan, the Committee continues to reserve its ability to grant discretionary cash bonuses to the executive officers. While our philosophy is to motivate and reward our executives through the performance-based Executive Annual Incentive Plan and to protect the tax deductibility of our compensation payments, the Committee desires to provide adequate rewards in situations that may not have been anticipated by the performance objectives that were previously established. Due to the volatile nature of our business, the discretion to grant bonuses as the Committee deems appropriate is important to retain the integrity of our overall compensation program. We understand that discretionary bonuses are not considered performance-based compensation for purposes of the tax deductible limits under Internal Revenue Code Section 162(m), and therefore, some or all of the bonuses may not be tax deductible. Nevertheless, the Committee has determined that there may be circumstances in which discretionary bonuses are appropriate. In June 2006, Mr. Davis received a contract extension bonus in the amount of $202,585 in connection with the amendment of his employment contract. In addition, Mr. Cathcart received a discretionary cash bonus in the amount of $80,000 paid in connection with his performance during 2006 in his role as Vice President, Finance and Controller of TRX.

Long–Term Incentive Grants. TRX has adopted the TRX, Inc. Omnibus Incentive Plan, referred to as the “Omnibus Plan”, which permits the grant of various types of equity-based compensation. The Compensation, Corporate Governance, and Nominating Committee has considered the various types of equity-based grants available and has determined that stock options provide a significant alignment with shareholder interests. Consistent with our compensation philosophy of aligning management’s interests with our shareholders’ interests and encouraging our management to own equity in TRX, the Compensation, Corporate Governance, and Nominating Committee has granted incentive and nonqualified stock options to officers under the Omnibus Plan in amounts appropriate for each individual’s level of responsibility and ability to affect the achievement of TRX overall corporate objectives.

The Omnibus Plan permits the Committee (or its independent subcommittee) to make grants at any time, but typically, grants are made to executive officers at the time of hire, promotion or in the context of contractual negotiations. The Committee made special option grants to our executive officers prior to our public offering to reward them for their efforts to bring our stock to the public market and encourage them to continue the growth and development of TRX. In most cases, options are granted at fair market value as of the date of grant and generally become exercisable over a period of three or four years or upon completion of specified performance goals or achievements. The Committee considers the vesting period for our option grants to be a valuable retention tool. Options are exercisable until the earlier of the tenth anniversary of the date of grant or until the expiration of various limited time periods following termination of employment. The size of each grant is typically determined based on the position, duties, and responsibilities of each individual and does not have any specific relationship to base salary. During 2006, Messrs. Davis and Cathcart received stock options under the Omnibus Incentive Plan pursuant to amendments of their employment contracts.

Employee Stock Purchase Plan. At the time of our public offering, TRX has adopted the TRX, Inc. Employee Stock Purchase Plan, or ESPP, which is intended to be a tax-qualified Internal Revenue Code Section 423 employee stock purchase plan. We provide a discount on the purchase of our common stock for our employees, as permitted under the Internal Revenue Code. Under this plan, employees do not recognize income on the amount of the discount until they sell the shares acquired under the ESPP. If an employee sells those shares within the legal holding period, the discount is treated as ordinary income; if sold afterwards, the discount may be treated as capital gain. This is a broad-based plan available to all U.S. employees of TRX, and several of our executive officers participate in the ESPP (other than Mr. Davis who has exceeded the five percent (5%) ownership limit).

Pension and Retirement Benefits. TRX has not provided any additional pension, supplemental or nonqualified retirement benefits for our executive officers. Each of the executive officers based in the U.S. is eligible to participate in our tax-qualified 401(k) plan on the same basis as all other eligible employees. Each of the executive officers based in Europe is eligible to participate in the TRX Europe Pension Scheme on the same basis as all other eligible employees. TRX provides a discretionary matching contribution under the 401(k) plan and the TRX Europe Pension Scheme on a non-discriminatory basis. The matching contributions paid by TRX on behalf of the named executive officers are shown in the Summary Compensation Table.

Change of Control or Other Termination Benefits. TRX has entered into employment contracts with each of our executive officers that contain provisions related to payments upon termination by TRX without cause or upon a change of control. The Compensation, Corporate Governance, and Nominating Committee believes that those events are typically beyond the control of the executive officer and therefore are appropriate triggers for payment. The Committee has entered into these contract provisions in order to provide stability and continuity of management for TRX and to provide certain restrictive covenant protections for TRX as consideration for those termination payments. More detail on these employment contract provisions is contained in the “Potential Payments Upon Termination or Change of Control” section of this proxy statement. In addition, the Omnibus Plan provides that any outstanding equity-based grants and awards become fully vested and exercisable upon a change of control of TRX.

Perquisites. In addition to our general, broad-based employee benefits package, TRX has adopted certain policies, procedures and arrangements to provide various types of perquisites to our executive officers in order to provide security, convenience and support services that allow our officers to fully focus their attention on their responsibilities to TRX. The Committee considers peer group and other market information on perquisites, to the extent available and to the extent applicable to our corporate circumstances. The Committee believes that certain perquisites are competitive and necessary to attract and retain experienced executives.

In addition, the Committee and the Board of Directors have agreed to provide certain personal benefits and certain gross-up payments for taxes to Mr. Davis in order to procure and retain his services as Chief Executive Officer. Among other things, these benefits include reimbursement of interest payments made by Mr. Davis under a promissory note, a monthly automobile allowance, and annual reimbursement of his life insurance premiums and certain uninsured health expenses, plus applicable gross-up payments for taxes. The Committee reviews the costs of these personal benefits and their associated gross-up payments for Mr. Davis annually as part of his total compensation package and has determined that these are appropriate compensation in exchange for Mr. Davis’ services.

The perquisites available to our named executive officers in 2006 are shown in the “Other Compensation” column of the Summary Compensation Table and described in the narrative below that table.

COMPENSATION COMMITTEE REPORT

The following report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

The Compensation, Corporate Governance, and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the Compensation, Corporate Governance, and Nominating Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

This report has been approved by all members of the Compensation, Corporate Governance, and Nominating Committee.

Compensation, Corporate Governance, and

Nominating Committee:

Johan G. (“Joop”) Drechsel (Chairman)

John F. Davis, III

Michael W. Gunn

EXECUTIVE COMPENSATION

The following table summarizes the compensation earned during the year ended December 31, 2006 by those individuals who have served as our Chief Executive Officer and Chief Financial Officer during the last completed fiscal year and our other three current and one former most highly compensated executive officers whose total compensation exceeded $100,000 for services rendered to us in all capacities during 2006. The executive officers listed in the table below are referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
Norwood H. (“Trip”) Davis, III President, Chief Executive Officer and Director	2006	$399,604		$202,585	(3)	—	$159,878	—	—	$530,658	(5)	$1,292,725
David D. Cathcart Chief Financial Officer	2006	188,635		80,000	(4)	—	33,711	—	—	14,140	(6)	316,486
Victor P. Pynn Chief Operating Officer	2006	292,788		—		—	86,877	—	—	28,921	(7)	408,586
H. Shane Hammond Executive Vice President of TRX and President of RESX Technologies	2006	233,005		—		—	65,865	—	—	18,600	(8)	317,470
Peter J. Grover Executive Vice President, Sales & Client Services—Europe	2006	227,789	(2)	—		—	65,866	—	—	55,288	(9)	348,943
Lindsey B. Sykes Former Chief Financial Officer	2006	238,702		—		—	—	—	—	304,388	(10)	543,090
Timothy J. Severt Former Executive Vice President, Administration	2006	258,894		—		—	80,481	—	—	19,640	(11)	359,015

(1)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), for awards made under our Omnibus Incentive Plan, which include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006. On December 15, 2006, 185,000 of Mr. Sykes’ stock options were forfeited.
(2)	Mr. Grover’s annual base salary was £123,600. This amount is converted from British Pounds to U.S. Dollars using the average rate of exchange for 2006 of 1.84295.
(3)	The amount shown in this column for Mr. Davis reflects a signing bonus paid in June 2006 in connection with employment contract renewals and/or amendments.
(4)	The amount shown in this column for Mr. Cathcart reflects a discretionary bonus paid in connection with his performance in his previous role as Vice President, Finance and Controller of TRX.
(5)	The amount for Mr. Davis includes $294,628 for reimbursement of loan interest pursuant to the terms of his employment contact, a gross-up payment of $213,815 for tax liability for the loan interest, $12,000 for an automobile allowance, $3,858 for reimbursement of health insurance expenses paid by Mr. Davis, a gross-up payment of $3,100 for tax liability for health insurance expenses, $2,700 for reimbursement of life insurance premiums paid by Mr. Davis, and a gross-up payment of $557 for tax liability for life insurance premiums.

(6)	The amount for Mr. Cathcart includes $6,500 for an automobile allowance, $1,040 for tickets to sports events, and $6,600 in 401(k) plan matching contributions by us based on deferrals made by the individual in the 401(k) plan in 2006.
(7)	The amount for Mr. Pynn includes $12,000 for an automobile allowance, $9,281 for reimbursement of travel and related expenses, $1,040 for tickets to sports events, and $6,600 in 401(k) plan matching contributions by us based on deferrals made by the individual in the 401(k) plan in 2006.
(8)	The amount for Mr. Hammond includes $12,000 for an automobile allowance and $6,600 in 401(k) plan matching contributions by us based on deferrals made by the individual in the 401(k) plan in 2006.
(9)	The amount for Mr. Grover includes $33,173 for an automobile allowance (£18,000 converted from British Pounds to U.S. Dollars using the average rate of exchange for 2006 of 1.84295) and $22,115 in matching contributions by us based on deferrals made by the individual in the TRX Europe Pension Scheme (£12,000 converted from British Pounds to U.S. Dollars using the average rate of exchange for 2006 of 1.84295).
(10)	The amount for Mr. Sykes includes $11,000 for an automobile allowance in 2006, $1,040 for tickets to sports events, $262,500 in severance paid pursuant to his separation agreement, $9,086 for accrued and unused vacation, $12,000 for an automobile allowance in connection with his separation agreement, $1,200 for a computer, $6,257 in COBRA reimbursements from December 2006 through April of 2007, and $1,305 for professional fees and services in connection with his separation agreement.
(11)	The amount for Mr. Severt includes $12,000 for an automobile allowance, $1,040 for tickets to sports events, and $6,600 in 401(k) plan matching contributions by us based on deferrals made by the individual in the 401(k) plan in 2006.

Grants of Plan-Based Awards in 2006

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)
			Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Norwood H. (“Trip”) Davis, III	11/1/2006	(1)	—	—	—	—	—	—	—	150,000	$6.20	$134,525
	—		$202,585	$405,170	$506,463	—	—	—	—	—	—	—
David D. Cathcart	11/15/2006	(1)	—	—	—	—	—	—	—	100,000	$6.41	$128,445
	—		$68,750	$137,500	$206,250	—	—	—	—	—	—	—
Victor P. Pynn	—		$75,000	$150,000	$225,000	—	—	—	—	—	—	—
H. Shane Hammond	—		$59,063	$118,125	$177,188	—	—	—	—	—	—	—
Peter J. Grover (4)	—		$56,947	$113,894	$170,841	—	—	—	—	—	—	—
Lindsey B. Sykes (5)	—		$65,625	$131,250	$196,875	—	—	—	—	—	—	—
Timothy J. Severt	—		$65,625	$131,250	$196,875	—	—	—	—	—	—	—

(1)	Grants of stock options under our Omnibus Incentive Plan.
(2)	Reflects the possible annual incentive bonus awards for 2006 payable under our Executive Annual Incentive Plan. As indicated in the Summary Compensation Table and discussed below, no awards were paid under our Executive Annual Incentive Plan for 2006.
(3)	Represents the grant date fair value of option grants made in 2006. For a description of the assumptions used to determine these amounts, see Note 2 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(4)	The amounts for Mr. Grover are based on a threshold of £30,900, a target of £61,800 and a maximum of £92,700, each converted from British Pounds to U.S. Dollars using the average rate of exchange for 2006 of 1.84295.
(5)	Effective November 15, 2006, Mr. Sykes no longer served as our Chief Financial Officer and Treasurer, but would have been entitled to benefits under our Executive Annual Incentive Plan.

Employment Contracts

President and Chief Executive Officer

Mr. Norwood H. (“Trip”) Davis, III, our President and Chief Executive Officer since December 1, 1999, serves pursuant to the terms of an employment contract dated December 31, 2004, as amended on August 26, 2005, June 30, 2006, and April 5, 2007. The term of the amended contract extends until December 31, 2010. Pursuant to terms of this contract, Mr. Davis’ current base salary is $405,170. Mr. Davis is eligible for a discretionary bonus of up to 100% of his annual salary. Under the employment contract, as amended on June 30, 2006, Mr. Davis received a contract extension bonus, payable in two payments on June 30, 2006 and July 3, 2007, with the second payment contingent on the parties executing a multi-year extension of the employment contract. Additionally, under the employment contract, as amended on June 30, 2006, Mr. Davis’ received an option grant under the TRX, Inc. Omnibus Incentive Plan to purchase 150,000 shares of our common stock on November 1, 2006 at the fair market price. Under the employment contract, as amended on April 5, 2007, Mr. Davis will receive an option grant under the TRX, Inc. Omnibus Incentive Plan to purchase 450,000 shares of our common stock on January 3, 2008 (or upon an earlier date as the Compensation Corporate Governance, and Nominating Committee shall meet and such grant is approved by the Omnibus Plan Committee) at the fair market price. The employment contract also provides that Mr. Davis is entitled to receive five weeks of paid vacation per year, medical benefits, an automobile allowance in the amount of $1,000 per month and personal life insurance premium reimbursements of up to $15,000 annually.

Mr. Davis’ employment contract also provides that we will reimburse him for interest payments made by him under a promissory note dated December 30, 2003, as amended on May 9, 2005, in the face amount of $3,652,500 issued by Mr. Davis to Bank of America, N.A. In addition, the contract provides that we will provide tax gross-up payments for any income and employment taxes imputed to him for the reimbursement of the interest payments. In October 2005, the loan was transferred to Wachovia Bank, N.A.

Mr. Davis’ employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.” For additional information about agreements relating to our President and Chief Executive Officer, see “Certain Relationships and Related Transactions—Arrangements with our President and Chief Executive Officer.”

Chief Financial Officer

Mr. David D. Cathcart, our Chief Financial Officer and Treasurer, serves pursuant to the terms of an employment contract dated July 1, 2005, as amended November 15, 2006. The term of the amended contract extends through July 1, 2008. The amended contract automatically renews for successive two-year terms, unless either party provides twelve months’ notice to the other party. Pursuant to the terms of the amended contract, Mr. Cathcart’s current annual base salary is $275,000. Mr. Cathcart is eligible for a discretionary annual bonus of up to 50% of his base salary. The amended contract provides that Mr. Cathcart is entitled to receive four weeks of paid vacation per year, medical benefits, and an automobile allowance in the amount of $1,000 per month.

Mr. Cathcart’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Chief Operating Officer

Mr. Victor P. Pynn, our Chief Operating Officer, serves pursuant to the terms of an employment contract dated April 5, 2004, as amended April 27, 2005. The term of the contract extends through April 5, 2007 and will continue until April 5, 2009. As of the date of this proxy statement neither party has provided notice to the other of not renewing the employment contract. Under his employment contract, Mr. Pynn’s annual base salary for 2006 was $300,000. Mr. Pynn is eligible for a discretionary bonus of up to 50% of his base salary. Mr. Pynn is also eligible for an additional discretionary bonus of up to 50% of his base salary based upon his direct involvement in significant new sales to travel management companies. The contract provides that Mr. Pynn is entitled to receive four weeks of paid vacation per year, medical benefits, and an automobile allowance of $1,000 per month. The 2005 amendment also provides an additional bonus of 50% of Mr. Pynn’s base salary if he remains employed with us through April 5, 2007.

Mr. Pynn’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Executive Vice President of TRX and President of RESX Technologies

Mr. H. Shane Hammond, our Executive Vice President and President of RESX Technologies, serves pursuant to the terms of an employment contract dated December 1, 2003, as amended April 28, 2005, November 29, 2006, and January 23, 2007. The initial term of the contract extends through December 1, 2008. Pursuant to the terms of this contract, Mr. Hammond’s current annual base salary is $236,250. Mr. Hammond is eligible for a discretionary annual bonus of up to 50% of his base salary. The contract provides that Mr. Hammond is entitled to receive four weeks of paid vacation per year, medical benefits, and an automobile allowance in the amount of $1,000 per month.

Mr. Hammond’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Executive Vice President, Sales & Client Services—Europe

Mr. Peter J. Grover, our Executive Vice President, Sales & Client Services—Europe, serves pursuant to the terms of an employment contract dated January 1, 2004, as amended April 28, 2005 and November 2, 2005. The initial term of the contract extended through January 1, 2007 and automatically renewed for an additional two- year term. Pursuant to the terms of this contract, Mr. Grover’s current annual base salary is £123,600. Mr. Grover is eligible for a discretionary annual bonus of up to 30% of his base salary. The contract provides that Mr. Grover is entitled to receive twenty-five working days of paid vacation per year, medical benefits, participation in a stakeholder pension scheme, term life insurance, and an automobile allowance in the amount of £1,500 per month.

Mr. Grover’s employment contract provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change of Control.”

Former Chief Financial Officer

Effective November 15, 2006, Lindsey B. Sykes no longer serves as our Chief Financial Officer and Treasurer.

Mr. Sykes, our former Chief Financial Officer and Treasurer, served pursuant to the terms of an employment contract dated April 1, 2001, as amended August 5, 2004 and April 27, 2005. The term of the contract, as amended, extended through August 31, 2006, and automatically renewed for a successive one-year period. Under the terms of his contract, Mr. Sykes’ annual base salary was $250,000, with a minimum five percent salary increase on each anniversary date of the contract. Mr. Sykes was eligible for a discretionary bonus within a range of 25% to 50% of his annual base salary. The employment contract provided that Mr. Sykes was entitled to receive four weeks of paid vacation per year, medical benefits, an automobile allowance in the amount of $1,000 per month, and a one-time bonus related to a country club initiation fee.

In connection with Mr. Sykes’ departure from TRX, we entered into a separation agreement with him effective on November 29, 2006. Pursuant to the terms of the separation agreement, we have paid Mr. Sykes a severance payment equal to his current annual base salary and the value of accrued and unused vacation. Mr. Sykes also received a computer and an annual car allowance, and reimbursement for COBRA payments for five months. Mr. Sykes was eligible to receive an annual discretionary bonus for 2006, but none was paid.

Former Executive Vice President, Administration

Effective February 28, 2007, Timothy J. Severt no longer serves as our Executive Vice President, Administration and Secretary.

Mr. Severt, our former Executive Vice President, Administration and Secretary, served pursuant to the terms of an employment contract dated February 1, 2000, as amended July 1, 2001, November 2002, April 26, 2005, and February 1, 2006. The renewal term of the amended contract extended through February 1, 2008. Mr. Severt’s annual base salary was $262,500 with an annual salary increase at our discretion. Pursuant to the terms of the amended contract, Mr. Severt was eligible for a discretionary annual bonus of up to 50% of his base salary. The amended contract provided that Mr. Severt was entitled to receive five weeks of paid vacation per year, medical benefits, and an automobile allowance in the amount of $1,000 per month.

On November 15, 2006, Mr. Severt notified us of his resignation. At our request, Mr. Severt agreed to continue to serve as an officer and employee of TRX through February 28, 2007. Accordingly, a separation agreement between us and Mr. Severt was executed on November 15, 2006. In connection with the agreement, beginning in March 2007, we will pay to Mr. Severt six monthly payments equal to his current monthly base salary and provide him with benefits consistent with his current employment arrangement during such period. Mr. Severt was eligible to receive a discretionary bonus for 2006, but none was paid.

Perquisites and Other Compensation

TRX provides an array of employee benefit plans, policies and arrangements in which all employees, including the named executive officers, participate. These benefits include various insurance plans, such as group medical and life insurance plans. In addition, we provide a tax-qualified 401(k) retirement plan in which all employees may save for retirement on a pre-tax basis, and we provide a discretionary matching contribution to encourage that savings. Most of the benefits that we provide in these broad-based plans are not required to be disclosed in the Summary Compensation Table because we provide them to all employees on the same basis, except that the matching contributions paid to our named executive officers under the 401(k) Plan are reflected in the “All Other Compensation” column of the Summary Company Table.

In addition to the various benefits provided to all employees, certain officers, including our named executive officers, are provided with additional benefits and perquisites that we believe are consistent with our overall compensation policies, are competitive with the market, and in some cases necessary for our executives to properly perform their duties. These items are shown in the “All Other Compensation” column of the Summary Compensation Table and are more fully described below.

Automobile Costs. TRX provides each of our executive officers with a monthly automobile allowance. The executives are responsible for acquiring, maintaining, and insuring their own automobiles, and our allowance is intended to assist them with covering transportation costs associated with their jobs.

Sports Events. TRX routinely purchases season tickets to professional baseball games. Each officer and certain management level employees in our headquarters office are allocated tickets to attend up to four games per season. The officers and management may use the tickets personally or may gift the tickets to other employees.

Contractual Perquisites. Mr. Davis’ employment contract provides that we will reimburse him for his interest payments under a promissory note dated December 30, 2003, as amended on May 9, 2005, in the face amount of $3,652,500 issued by Mr. Davis to Bank of America, N.A. In addition, the contract provides that we will provide tax gross-up payments for any income and employment taxes imputed to him for the reimbursement of the interest payments. In October 2005, the loan was transferred to Wachovia Bank, N.A. During 2006, we paid Mr. Davis an aggregate of $508,443 for reimbursement of interest on the Wachovia note and the related tax gross-up payment. We also provide benefits to Mr. Davis that include reimbursement for his life insurance premiums, net medical reimbursement for out-of-network and plan enrollment cost differences, and payments for certain tax liabilities related to these reimbursements.

Travel. During 2006, we required Mr. Pynn to travel and work in India for approximately one month. During this time, Mr. Pynn’s family visited him in India, and we paid certain travel and related expenses for the family trip in lieu of Mr. Pynn returning to the United States periodically during his extended work period.

The perquisites and other benefits that we provided to our named executive officers during 2006 are included in the “All Other Compensation” column of the Summary Compensation Table and identified in the footnotes to that table.

Omnibus Incentive Plan

TRX maintains the TRX, Inc. Omnibus Incentive Plan, referred to as the “Omnibus Plan”, which permits grants and awards of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and cash-based awards. To date, our awards under the Omnibus Plan have consisted solely of stock options. Our employees who are in good standing, non-employee directors, consultants and advisors may receive awards under the Omnibus Plan. Each award is subject to an award agreement prepared by the committee that administers the Omnibus Plan reflecting the terms and conditions of the award. Currently, a subcommittee of our Compensation, Corporate Governance, and Nominating Committee administers the Omnibus Plan. Among other powers and duties, the committee determines the eligible individuals to receive awards and establishes the terms and conditions of all awards. The committee may delegate its authority under the Omnibus Plan, and has delegated to the Chief Executive Officer its authority to grant certain awards to non-officers.

An aggregate of 3,300,000 shares of our common stock is reserved for issuance during the term of the Omnibus Plan. Adjustments may be made to awards or to the number of shares available under the Omnibus Plan in the event of a stock split, stock dividend, reclassification or other recapitalization affecting our common stock.

Incentive stock options are options to purchase our common stock that receive tax benefits if they meet the requirements under Internal Revenue Code Section 422, and nonqualified stock options are options to purchase our common stock that do not meet those requirements. Unless the committee determines otherwise for a nonqualified stock option, the exercise price of each option granted under the Omnibus Plan will be at least 100% of the fair market value of a share of our common stock on the date of grant. Fair market value is defined in the Omnibus Plan as the closing price of a share of our common stock on the business day immediately preceding the date of grant. The option price is payable in cash, by tendering shares of our common stock that have been held for at least six months, by broker-assisted cashless exercise, or by any other method permitted by the committee. Unless the committee specifies otherwise, options become exercisable with respect to 25% of the award on each of the first four anniversaries of the grant date. The committee may specify other conditions, restrictions and contingencies in its discretion. Unless otherwise determined by the committee, all options become immediately vested upon a participant’s death or disability, and upon a change of control. The maximum term of any option is ten years from the date of grant. Unless a shorter period is provided in the award agreement, following a termination of employment or service, exercisable options terminate immediately upon termination of employment for cause or voluntary termination by the option holder, and will remain exercisable (but not beyond the options’ expiration date) for one year, if the termination is due to death or disability; and 30 days (or three months, if after a change of control), if the termination is for any other reason. Options may be amended to extend the exercise period in unusual circumstances.

During 2006, two of our executive officers received stock options under the Omnibus Incentive Plan. On November 1, 2006, Mr. Davis was granted options to purchase 150,000 shares of our common stock at an exercise price of $6.20 per share, which will become 100% exercisable on December 1, 2007. On November 15, 2006, Mr. Cathcart was granted options to purchase 100,000 shares of our common stock at an exercise price of $6.41 per share, which will become exercisable in 25% increments on the next four anniversaries of the grant date.

Executive Annual Incentive Plan

On February 14, 2006, the TRX, Inc. Executive Annual Incentive Plan, referred to as the “Executive Incentive Plan” was adopted, effective as of January 1, 2006, by the outside directors of the Compensation, Corporate Governance, and Nominating Committee of our Board of Directors. On April 20, 2006, our shareholders approved the Executive Incentive Plan. The purpose of the Executive Incentive Plan is to provide annual cash incentives and to attract and retain qualified executives. The outside directors (as that term is defined in Section 162(m) of the Internal Revenue Code of the committee make up the “committee” that administers the Executive Incentive Plan. Our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any executive vice president are eligible to participate in the Executive Incentive Plan if selected by the committee for the plan year. Within 90 days of the beginning of each plan year, the committee may determine the performance awards (which are intended to be performance-based awards under Section 162(m)) by establishing the target performance awards, generally as a percentage of base compensation, and the performance measures against which the target awards will be measured, which are generally related to the performance of TRX but may also be based on individual performance. As soon as possible after the end of each plan year, the committee will certify the attainment of the performance measures and will award the performance awards, subject to final Board approval of the awards recommended by the committee. Performance awards are paid in cash as soon as possible after the committee’s certification. In the event of a change in control, if the performance measures have been attained, a participant will receive an immediate lump sum cash payment of the performance award based on the level of performance measures attained.

On February 14, 2006, the committee established corporate performance measures based on our core revenue, adjusted earnings before all interest expense, taxes, depreciation and amortization (“EBITDA”) and free cash flow for fiscal year 2006. Our Chief Executive Officer is eligible for a performance award from 50% up to 125% of his base salary, depending on the actual performance measures attained by TRX. Other executive officers are eligible for performance awards from 25% up to 75% of base salary, depending on the performance measures actually attained by TRX for the fiscal year. However, if the minimum performance measures established by the committee are not met, then no performance awards will be paid to any officer under the Executive Incentive Plan for fiscal year 2006. Performance awards may never be increased above the maximum amount established by the committee. All awards recommended by the committee are subject to final Board approval.

At the end of the 2006 fiscal year, based on our performance, none of the executive officers received any awards under the Executive Incentive Plan.

Retirement Benefits

During 2006, Messrs. Cathcart, Pynn, Hammond, Sykes, and Severt participated in the TRX, Inc. 401(k) Plan. Under this plan, our employees may contribute a portion of their compensation on a pre-tax basis, and if they make pre-tax contributions, then we make a matching contribution to the plan on their behalf. For 2006, we made matching contributions to the 401(k) plan for each of Messrs. Cathcart, Pynn, Hammond, and Severt in the amount of $6,600. These matching contribution amounts may be reduced due to our potential failure of the non-discrimination testing under the 401(k) plan. During 2006, Mr. Grover participated in the TRX Europe Pension Scheme. Under this pension plan, we made matching contributions for Mr. Grover in the amount of $23,510 for 2006. This amount represents £12,000 converted from British Pounds to U.S. Dollars using the average exchange rate for 2006 of 1.84295. All of these matching contribution amounts are reflected in the “All Other Compensation” column of the Summary Compensation Table.

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($ )	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Norwood H. (“Trip”) Davis, III	300,000 –	– 150,000	(1)	– –	$ $	9.00 6.20	09/27/2015 11/01/2016	– –	– –	– –	– –
David D. Cathcart	7,500 –	22,500 100,000	(2) (2)	– –	$ $	9.00 6.41	09/27/2015 11/15/2016	– –	– –	– –	– –
Victor P. Pynn	7,500 12,500 30,000	7,500 12,500 90,000	(2) (2) (2)	– – –	$ $ $	11.03 12.24 9.00	02/10/2014 04/15/2014 09/27/2015	– – –	– – –	– – –	– – –
H. Shane Hammond	7,500 25,000	7,500 75,000	(2) (2)	– –	$ $	11.03 9.00	02/10/2014 09/27/2015	– –	– –	– –	– –
Peter J. Grover	15,000 25,000	15,000 75,000	(2) (2)	– –	$ $	11.03 9.00	02/10/2014 09/27/2015	– –	– –	– –	– –
Lindsey B. Sykes (3)	–	–		–		–	–	–	–	–	–
Timothy J. Severt	40,000 12,500 30,000	– 12,500 90,000	(2) (2)	– – –	$ $ $	9.35 11.03 9.00	06/21/2011 02/10/2014 9/27/2015	– – –	– – –	– – –	– – –

(1)	The options will become 100% exercisable on December 1, 2007.
(2)	The options become 25% exercisable per year beginning on the first anniversary of the date of grant.
(3)	All of Mr. Sykes outstanding options were forfeited on December 15, 2006 due to his termination of employment with TRX.

Option Exercises and Stock Vested

During 2006, none of our named executive officers exercised any option awards and, because we have not granted any stock awards, no shares were acquired upon vesting of stock awards.

Potential Payments Upon Termination or Change of Control

This section describes the obligations of TRX to the named executive officers in the event of a change of control of TRX or following termination of their employment. In the beginning of this section, we describe the change in control provisions of our Omnibus Plan and our Executive Incentive Plan. Additionally, we describe the specific provisions of the employment contract of each named executive officer regarding post-

termination payments and benefits, along with a table for each named executive officer indicating the estimated amounts of payments and benefits assuming termination as of December 29, 2006. Messrs. Severt and Sykes entered into separation agreements with TRX during 2006, so the payments and benefits reflected in their tables are based on the actual calculations based on their termination dates.

Omnibus Plan

To date, the only awards outstanding under the Omnibus Plan are stock options. Under the terms of the Omnibus Plan, there is an automatic acceleration of the exercisability of any outstanding stock options in the event of the holder’s death or disability or in the event of a change of control of TRX. A change of control under the Omnibus Plan would occur if, in summary, (i) a person, entity or group becomes the owner of at least 50% of our outstanding stock or voting power, unless the transaction is an acquisition directly from TRX, an acquisition by TRX or any of its affiliates, or an acquisition by any employee benefit plan (or related trust) sponsored or maintained by TRX or any of its affiliates; (ii) during any 12-month period, incumbents no longer constitute a majority of our Board of Directors, unless the new members were approved by the incumbents; (iii) a reorganization, merger or similar transaction occurs and our shareholders do not retain more than 50% of the voting power of the surviving company; or (iv) we sell substantially all of our assets. The Omnibus Plan is more fully described above in the narrative following the Summary Compensation Table.

Executive Annual Incentive Plan

The Executive Incentive Plan provides that upon the occurrence of a change of control of TRX, each participant receives an immediate lump sum cash payment of any outstanding performance award (if any) based on the level of performance measures that have actually been attained as of the date of the change of control. The amount of the performance award must be consistent with the minimum, target or maximum level of performance measures actually achieved. The Executive Incentive Plan contains the same definition of “change of control” as the Omnibus Plan. The Executive Incentive Plan is more fully described above in the narrative following the Summary Compensation Table. Because no performance measures were met under the Executive Incentive Plan for 2006, the tables below reflect that no payments would have been due if a change of control had occurred in 2006.

Employment Contracts

Each of the employment contracts with our named executive officers provides various triggers for post-termination payments and/or benefits, including termination of employment due to discharge by TRX without “good cause,” disability, and termination upon a change of control. Each of the agreements provides that the definition of “good cause” includes: any act of fraud or dishonesty (whether or not in connection with TRX’s business), competing with the business of TRX either directly or indirectly, breaching any provision of the employment contract, failing to comply with the decisions of TRX, failing to discharge the executive’s duty of loyalty to TRX, and any other matter constituting “cause” under the laws of the State of Georgia (or the United Kingdom for Mr. Grover).

Messrs. Davis and Cathcart have entered into employment contracts that contain change of control provisions. Those contracts cross reference the definition of “change of control” used in our Omnibus Plan.

Employment Contract with Norwood H. (“Trip”) Davis, III

In addition to the benefits described above, Mr. Davis is entitled to additional benefits under his employment contract upon termination of his employment. Mr. Davis’ contract provides that upon his termination due to death, disability or discharge by TRX for good cause, we will continue to pay him his base salary and benefits up to the date of termination, but no post-termination payments or benefits will be payable.

The contract provides that if we terminate Mr. Davis without good cause during the initial term of the contract (which ended on January 3, 2007), then we would provide base salary and contracted benefits to Mr. Davis through the end of the initial term. If we terminate Mr. Davis without good cause during an extended term of the agreement, we will provide either six months’ notice or pay six months’ base salary, plus we will grant any stock options he is scheduled to receive pursuant to the contract and all outstanding stock options held by Mr. Davis will become immediately exercisable. For purposes of the disclosure below, even though the assumed date of termination of December 29, 2006 is during the initial term of the employment contract, we have shown the calculations as if the termination occurred during the extended term.

On April 5, 2007, Mr. Davis and TRX entered into an amendment of his employment contract that contained a provision that clarifies the amounts payable to Mr. Davis upon his termination by the Company without good cause. The amended contract provides that if we terminate Mr. Davis without good cause during the term of the contract (which ends on December 31, 2010), then we would provide (i) any earned but unpaid base salary accrued through the date of termination plus the base salary due to Mr. Davis for the remainder of the term, but for not less than 12 months; (ii) reimbursement for COBRA continued health insurance premiums for himself, his spouse and dependents for a period of up to 18 months; and (iii) continuation of Mr. Davis’ automobile allowance, reimbursement for life insurance premiums and payment for related tax liability, and reimbursement of interest payments under a promissory note and payment for related tax liability for the remainder of the then current term. In addition, we will grant any stock options Mr. Davis is scheduled to receive pursuant to the contract and all outstanding stock options held by him will become immediately exercisable.

Mr. Davis’ agreement provides that, within 60 days following receipt of a notice of a change of control of TRX, Mr. Davis may terminate his employment, provided he gives us at least 60 (but not more than 120) days’ notice of the date of his termination. If he terminates under this provision, we will pay (i) his base salary for the remainder of the initial term or the current renewal term and (ii) a pro rata portion of the interest coverage payment on his loan for the year in which the change of control occurs (if not already paid to him). We have also agreed to provide a gross-up payment for tax liability for the reimbursement of the loan interest. In addition, any stock options he is scheduled to receive pursuant to the contract will be granted and any stock options granted under the employment contract but not yet vested will become immediately exercisable.

Our employment contract with Mr. Davis includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us, soliciting our customers or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

The following table sets forth the various amounts payable to Mr. Davis under the terms of the plans and his employment contract, assuming he terminated employment on December 29, 2006. The information in the table does not reflect the April 5, 2007 amendment to Mr. Davis’ contract because it was entered into after December 29, 2006. For the change of control columns, we have assumed a change of control occurred on December 28, 2006.

Estimated Payments and Benefits	Employee Voluntary Termination or Termination by TRX for Cause	Termination by TRX Without Cause		Death		Disability		Change of Control		Termination Upon a Change of Control
Compensation:
Base Salary	—	$202,585		—		—		—		$405,170
Executive Incentive Plan Bonus	—	—		—		—		—		—
Acceleration of Option Exercisability	—	$70,500	(1)	$70,500	(1)	$70,500	(1)	$76,500	(2)	$76,500	(2)
Benefits and Perquisites:
Loan Interest	—	—		—		—		—		$294,628
Tax Gross-Up	—	—		—		—		—		$213,815	(3)
Total:	—	$273,085		$70,500		$70,500		$76,500		$990,113

(1)

Realized value was determined by calculating the difference between the closing price of our common stock of $6.67 on December 29, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon Mr. Davis’ death or disability pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock of $6.71 on December 28, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon a change of control pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.
(3)	Represents a gross-up payment for tax liability for the reimbursement to Mr. Davis of loan interest.

Employment Contract with David D. Cathcart

In addition to the benefits described above, Mr. Cathcart is entitled to additional benefits under his employment contract upon termination of his employment. This contract provides that if Mr. Cathcart is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of termination, but he is not entitled to any post-termination payments or benefits. If we terminate Mr. Cathcart without good cause, we will either provide Mr. Cathcart 12 months’ advance notice or pay him 12 months’ base salary, plus reimburse him for COBRA continued health insurance premiums for himself and his family for the earlier of 12 months or until he has obtained comparable insurance from another employer. For purposes of the table below, we have assumed that TRX will pay the full 12 months of base salary.

Mr. Cathcart’s agreement provides that, within 90 days following a change of control of TRX, Mr. Cathcart may terminate his employment contract, provided he gives TRX at least 30 days’ notice of the date of his termination. If he terminates under this provision, we will pay his base salary and contracted benefits up to the effective date of the termination of his employment contract. For purposes of the calculations below, we have assumed that upon a change of control of TRX, if Mr. Cathcart gave his 30 days’ advance notice, then TRX would pay him his base salary and benefits for the following 30 days.

Our employment contract with Mr. Cathcart includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

The following table sets forth the various amounts payable to Mr. Cathcart under the terms of the plans and his employment contract, assuming he terminated employment on December 29, 2006. For the change of control columns, we have assumed a change of control occurred on December 28, 2006.

Estimated Payments and Benefits	Employee Voluntary Termination or Company Termination for Cause	Termination by TRX Without Cause		Death		Disability		Change of Control		Termination upon a Change of Control
Compensation:
Base Salary	—	$275,000		—		—		—		$22,917
Executive Incentive Plan Bonus	—	—		—		—		—		—
Acceleration of Option Exercisability	—	—		$26,000	(1)	$26,000	(1)	$30,000	(2)	—
Benefits and Perquisites:
Medical Benefits	—	$15,444	(3)	—		—		—		$1,287
Auto Allowance	—	—		—		—		—		$1,000
Total:	—	$290,444		$26,000		$26,000		$30,000		$25,204

(1)

Realized value was determined by calculating the difference between the closing price of our common stock of $6.67 on December 29, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon Mr. Cathcart’s death or disability pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock of $6.71 on December 28, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon a change of control pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.
(3)	Assumes COBRA reimbursement for medical, dental and vision benefits as in place at the end of 2006 for 12 months from the date of termination.

Employment Contract with Victor P. Pynn

In addition to the benefits described above, Mr. Pynn is entitled to additional benefits under his employment contract upon termination of his employment. This agreement provides that if Mr. Pynn is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of his termination, but he is not entitled to any post-termination payments or benefits. If Mr. Pynn is terminated by us without good cause, we will either provide Mr. Pynn six months’ advance notice or pay him six months’ base salary. For the purposes of the table below, we have assumed that TRX will pay the full six months of base salary.

Our employment contract with Mr. Pynn includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

The following table sets forth the various amounts payable to Mr. Pynn under the terms of the plans and his employment contract, assuming he terminated employment on December 29, 2006. For the change of control column, we have assumed a change of control occurred on December 28, 2006.

Estimated Payments and Benefits	Employee Voluntary Termination or Termination by TRX for Cause	Termination By TRX Without Cause	Death		Disability		Change of Control
Compensation:
Base Salary	—	$150,000	—		—		—
Executive Incentive Plan Bonus	—	—	—		—		—
Acceleration of Option Exercisability	—	—	—	(1)	—	(1)	—	(2)
Total:	—	$150,000	—		—		—

(1)	Realized value was determined by calculating the difference between the closing price of our common stock of $6.67 on December 29, 2006 and the exercise price of all outstanding unvested options. All of Mr. Pynn’s outstanding options have an exercise price that is higher than the closing price on December 29, 2006; therefore, no value would be realized on acceleration of the vesting of his options. Options would fully vest upon Mr. Pynn’s death or disability pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock of $6.71 on December 28, 2006 and the exercise price of all outstanding unvested options. All of Mr. Pynn’s outstanding options have an exercise price that is higher than the closing price on December 28, 2006; therefore, no value would be realized on acceleration of the vesting of his options. Options would fully vest upon a change of control pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.

Employment Contract with H. Shane Hammond

In addition to the benefits described above, Mr. Hammond is entitled to additional benefits under his employment contract upon termination of his employment. This agreement provides that if Mr. Hammond is terminated by TRX for good cause, if his employment terminates due to his death or disability, or if he voluntarily terminates, we will continue to pay him his base salary and provide benefits up to the date of his termination, but he is not entitled to any post-termination payments or benefits. If Mr. Hammond is terminated by us without good cause, we will either provide Mr. Hammond six months’ advance notice or pay him six months’ base salary. For purposes of the below, we have assumed that we will pay the full six months of base salary.

Our employment contract with Mr. Hammond includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

The following table sets forth the various amounts payable to Mr. Hammond under the terms of the plans and his employment contract, assuming he terminated employment on December 29, 2006. For the change of control column, we have assumed a change of control occurred on December 28, 2006.

Estimated Payments and Benefits	Employee Voluntary Termination or Termination by TRX for Cause	Termination by TRX Without Cause	Death		Disability		Change of Control
Compensation:
Base Salary	—	$118,125	—		—		—
Executive Incentive Plan Bonus	—	—	—		—		—
Acceleration of Option Exercisability	—	—	—	(1)	—	(1)	—	(2)
Total:	—	$118,125	—		—		—

(1)	Realized value was determined by calculating the difference between the closing price of our commons tock of $6.67 on December 29, 2006 and the exercise price of all outstanding unvested options. All of Mr. Hammond’s outstanding options have an exercise price that is higher than the closing price on December 29, 2006; therefore, no value would be realized on acceleration of the vesting of his options. Options would fully vest upon Mr. Hammond’s death or disability pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock of $6.71 on December 28, 2006 and the exercise price of all outstanding unvested options. All of Mr. Hammond’s outstanding options have an exercise price that is higher than the closing price on December 28, 2006; therefore, no value would be realized on acceleration of the vesting of his options. Options would fully vest upon a change of control pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.

Employment Contract with Peter J. Grover

In addition to the benefits described above, Mr. Grover is entitled to additional benefits under his employment contract upon termination of his employment. Mr. Grover’s agreement provides that upon his termination due to death, disability or discharge by TRX for good cause, we will continue to pay him his base salary and provide benefits up to the date of his termination, but no post-termination payments or benefits will be payable. The agreement provides that if we terminate Mr. Grover without good cause during the term of the agreement, then we would provide Mr. Grover payments of his base salary (less taxes, national insurance contributions and other deductions required by law) for the remainder of the term of the agreement.

Our employment contract with Mr. Grover includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

The following table sets forth the various amounts payable to Mr. Grover under the terms of the plans and his employment contract, assuming he terminated employment on December 29, 2006. For the change of control column, we have assumed a change of control occurred on December 28, 2006. For purposes of the calculations below, we have converted Mr. Grover’s payment amounts from British Pounds to U.S. Dollars using the average exchange rate for 2006 of 1.84295.

Estimated Payments and Benefits	Employee Voluntary Termination or Termination by TRX for Cause	Termination by TRX Without Cause		Death		Disability		Change of Control
Compensation:
Base Salary	—	$455,577	(1)	—		—		—
Executive Incentive Plan Bonus	—	—		—		—		—
Acceleration of Option Exercisability	—	—		—	(2)	—	(2)	—	(3)
Total:	—	$455,577		—		—		—

(1)	The amount represents £247,200 converted from British Pounds to US. Dollars using the average rate of exchange for 2006 of 1.84295.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock of $6.67 on December 29, 2006 and the exercise price of all outstanding unvested options. All of Mr. Grover’s outstanding options have an exercise price that is higher than the closing price on December 29, 2006; therefore, no value would be realized on acceleration of the vesting of his options. Options would fully vest upon Mr. Grover’s death or disability pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.
(3)	Realized value was determined by calculating the difference between the closing price of our common stock of $6.71 on December 28, 2006 and the exercise price of all outstanding unvested options. All of Mr. Grover’s outstanding options have an exercise price that is higher than the closing price on December 28, 2006; therefore, no value would be realized on acceleration of the vesting of his options. Options would fully vest upon a change of control pursuant to the Omnibus Plan, so termination of employment is not required for this benefit.

Employment and Separation Agreements with Lindsey B. Sykes

TRX entered into an employment contract with Mr. Sykes on April 1, 2001, which was subsequently amended on August 5, 2004 and April 27, 2005. Effective as of November 29, 2006, Mr. Sykes entered into a separation agreement with TRX for a termination date of November 15, 2006. Because Mr. Sykes executed his separation agreement prior to the assumed date of termination of December 29, 2006 that we are using for purposes of these calculations, we have used the terms of the separation agreement instead of his employment contract.

Our employment contract and separation agreement with Mr. Sykes includes noncompete, nonsolicitation and confidentiality provisions that restrict him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for specified time periods following the termination of his employment.

Mr. Sykes’ separation agreement provides that he is entitled to (i) severance pay of $262,500, (ii) remain eligible for a discretionary bonus for 2006 (if any were paid), (iii) reimbursement for twelve months of COBRA continued health insurance premiums, (iv) pay for accrued and unused vacation, and (v) a continued car allowance for 12 months following his termination date. We also provided Mr. Sykes reimbursement for professional fees and services.

The following table sets forth the various amounts paid to Mr. Sykes under the terms of his separation agreement.

Payments and Benefits	Separation Pay and Benefits
Compensation:
Base Salary	$262,500
Annual Discretionary Bonus	—
Benefits and Perquisites:
Medical Benefits	$6,257
Accrued Vacation	$9,086
Auto Allowance	$12,000
Professional Fees and Services	$1,305
Total:	$291,148

Employment and Separation Agreements with Timothy J. Severt

TRX entered into an employment contract with Mr. Severt on February 1, 2000, which was subsequently amended in July 1, 2001, in November 2002, in April 26, 2005, and in February 1, 2006. Effective as of November 23, 2006, Mr. Severt entered into a separation agreement with TRX for a termination date of February 28, 2007. Because Mr. Severt executed his separation agreement prior to the assumed date of termination of December 29, 2006 that we are using for purposes of these calculations, we have used the terms of the separation agreement instead of his employment contract.

Our employment contract and separation agreement with Mr. Severt includes noncompete, nonsolicitation and confidentiality provisions that restricted him from competing against us in a certain manner, soliciting our clients or employees, or disclosing any of our confidential information for the period of up to two years following the termination of his employment.

Mr. Severt’s separation agreement provides that he is entitled to (i) severance pay equal to six months of base salary, (ii) remain eligible for a discretionary bonus for 2006 (if any were paid), (iii) reimbursement for six months of COBRA continued health insurance premiums, (iv) pay for accrued and unused vacation, and (v) a continued car allowance for six months following his termination date.

The following table sets forth the various amounts paid or payable to Mr. Severt under the terms of his separation agreement.

Payments and Benefits	Separation Pay and Benefits
Compensation:
Base Salary	$131,250
Annual Discretionary Bonus	—
Benefits and Perquisites:
Medical Benefits	$5,330
Accrued Vacation	—
Auto Allowance	$6,000
Total:	$142,580

NON-EMPLOYEE DIRECTOR COMPENSATION

We provide certain cash and equity-based compensation for the non-employee members of our Board of Directors. Any member of the Board who is also an employee of TRX does not receive any compensation for Board service. Our Compensation, Corporate Governance, and Nominating Committee reviews our director compensation each year and makes recommendations to the Board for the following service year. The table below and following narrative describe our current non-employee director compensation structure in 2006.

2006 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
John F. Davis III	$50,000	—	—	—	—	—	$50,000
Johan G. (“Joop”) Drechsel	60,000	—	—	—	—	—	60,000
John A. Fentener van Vlissingen	50,000	—	—	—	—	—	50,000
Harry A. Feuerstein	60,000	—	—	—	—	—	60,000
Michael W. Gunn	50,000	—	—	—	—	—	50,000

(1)	The aggregate number of option awards outstanding for each of the directors at December 31, 2006 was as follows:

Name	Options
John F. Davis III	25,000
Johan G. (“Joop”) Drechsel	40,000
John A. Fentener van Vlissingen	25,000
Harry A. Feuerstein	25,000
Michael W. Gunn	25,000

Non-employee directors receive a $50,000 annual retainer. The Chairman of each of our Audit Committee and our Compensation, Corporate Governance, and Nominating Committee receive an additional $10,000 annual retainer. If the Chairman of either Committee changes during the year, the new Chairman will receive an additional $10,000 annual retainer upon acceptance of the appointment, prorated for the period in which he or she serves. Additionally, in the event the Compensation, Corporate Governance, and Nominating Committee and the Board of Directors approve a new Board member, the new Board member will receive an award of options to purchase 25,000 shares of our common stock upon acceptance of the appointment. We also reimburse our non-employee directors for expenses incurred in connection with attending Board and committee meetings.

Non-employee directors are eligible to participate in the TRX, Inc. Omnibus Incentive Plan at the discretion of the full Board of Directors. If grants are made to the directors, the options are granted at fair market value, as defined in the Omnibus Plan, and are subject to the normal terms and conditions of the Omnibus Plan. No grants of stock options were made to non-employee directors in 2006.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information with respect to securities authorized for issuance under the TRX, Inc. Omnibus Incentive Plan, or its predecessor, each of which were approved by our shareholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	1,814,810	$8.92	725,380
Equity compensation plans not approved by shareholders	—	—	—

Total	1,814,810	$8.92	725,380

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with BCD Technology, S.A.

On November 16, 2001, BCD Technology, S.A. purchased from us a $3,652,022 convertible promissory note. In July 2002, we amended and restated the note to reflect the assignment by BCD Technology, S.A. of $2.6 million of the note to WorldTravel Partners I, LLC. On December 30, 2004, we amended the note to increase the annualized interest rate from 7% to 11%. The note, as amended, provided for payment of the outstanding principal balance thereof plus accrued interest on November 16, 2006. The note was paid in full in November 2006.

Our Relationship with WorldTravel Partners I, LLC and its Affiliates

Our Chairman of the Board, Johan G. Drechsel, is Chief Executive Officer of BCD Holdings N.V., which indirectly owns a majority of our common stock and is an indirect parent of WorldTravel Partners I, LLC. John A. Fentener van Vlissingen, one of our directors, is the beneficial owner of a majority of the common stock of BCD Holdings N.V.

On January 1, 2006, we entered into an Amended and Restated Master Agreement with WorldTravel Partners I, LLC. This Master Agreement was negotiated on an arm’s-length basis and superceded the January 1, 2002 Master Agreement with WorldTravel Partners I, LLC. Under the Master Agreement, we: (i) provide software development services; (ii) process transactions from locations owned or operated by WorldTravel and from WorldTravel’s global partners, including its Latin American, Canadian and European partners; (iii) provide access to software residing on our hardware for WorldTravel’s use for internal business purposes; and (iv) provide quality assurance services related to online transaction processing for their corporate travel service customers. Additionally, we provide support and maintenance services related to all but the software development services.

The Master Agreement provides that WorldTravel pays us a per-transaction fee as compensation for all services excluding development services. A certain portion of the estimated fees are prepaid on a monthly basis, with a monthly true-up against actual transaction fees. Fees for development services are paid on an installment basis as specified in a delivery order that details the development services to be performed. The fees for development services are potentially subject to penalties and incentives as specified in a particular delivery order. Ownership for any custom software developed as part of the development services is specified in each delivery order.

On January 1, 2006, we entered into an Amended and Restated Application Services and Service Bureau Services Agreement with WorldTravel Partners I, LLC. This agreement was negotiated on an arm’s-length basis and superceded the January 1, 2003 Application Services and Service Bureau Services Agreement. Pursuant to this agreement, we process transactions from WorldTravel’s affiliated entities in North America and provide access to software on our hardware for the same affiliated entities’ internal use. We provide maintenance and support related to the services. A certain portion of the estimated fees are prepaid monthly, as a monthly minimum charge, with a monthly true–up against actual transaction fees.

Our wholly-owned subsidiary, TRX Europe Ltd., entered into a CORREX Services Agreement and a RESX Distributor Agreement with WorldTravel Holland B.V. Additionally, TRX Europe Ltd. entered into a Service Bureau Agreement with WorldTravel Belgium S.A. These agreements were negotiated on an arm’s-length basis. Pursuant to these agreements, we process transactions from WorldTravel locations in Holland and Belgium, and we provide maintenance and related support services and automated travel information and reservation services. WorldTravel pays us implementation fees and transaction fees. Payments are made in Euros and British Pounds. The CORREX Services Agreement expires on January 24, 2008 and automatically renews for additional one-year periods until terminated. The RESX Distributor Agreement expires on April 1, 2008 and automatically renews for additional one-year periods until terminated. The Service Bureau Agreement expires on December 2007 and automatically renews for additional one-year periods until terminated.

During 2006, we recognized revenues from WorldTravel of $9.8 million, in connection with the agreements discussed above.

Arrangements with Our President and Chief Executive Officer

Mr. Norwood H. (“Trip”) Davis III, our President and Chief Executive Officer, is the beneficial owner of 1,006,587 shares of our common stock, which represents 5.4% of our outstanding shares and includes shares held by his affiliates Davis Family Holdings, LLC and Davis Family Holdings II, LLC. Mr. Davis is the managing member of Davis Family Holdings, LLC and Davis Family Holdings II, LLC.

In November 2001, Davis Family Holdings, LLC purchased from us for $308,105 a convertible promissory note bearing interest at 7%. The note was convertible at the election of Davis Family Holdings, LLC at any time prior to maturity at a conversion rate of one share of common stock for each $11.03 of principal and accrued and due but unpaid interest through the conversion date, subject to anti-dilution adjustments. In December 2004, the interest rate of the note was increased to 11% and the note was subordinated to our senior secured credit facility with Bank of America, N.A. This promissory note was paid in full in the form of cash in November 2006.

Policies and Procedures for Review, Approval and Ratification of Related Party Relationships

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of TRX, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which TRX participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable Securities and Exchange Commission rules and regulations.

Related persons include any of our directors or executive officers, certain of our shareholders and their immediate family members. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of TRX. Our Code of Business Conduct and Ethics requires all directors, officers and employees to disclose to management any situations that may be, or appear to be, a conflict of interest. Once management receives notice of a conflict of interest, they will review and investigate the relevant facts and will then generally consult with our Chief Compliance Officer and the Audit Committee as appropriate.

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions, which include transactions in which any of the following persons has a direct or indirect material interest: any of our directors or executive officers, any nominee for director, any owner of more than 5% of the outstanding shares of any class of stock or an immediate family member of any of the foregoing persons. A copy of our Code of Business Conduct and Ethics and of our Audit Committee charter is available on our website at www.trx.com under the link “Investor Center – Corporate Governance.”

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and executive officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the executive officers or directors or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed by our Chief Compliance Officer and are brought to the attention of the Audit Committee as appropriate.

REPORT OF THE AUDIT COMMITTEE

The primary function of the Audit Committee is to assist the Board of Directors in its oversight and monitoring of our financial reporting and auditing process. The Audit Committee charter sets forth the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available on our website at www.trx.com.

Management has primary responsibility for our financial statements and the overall reporting process, including maintaining effective internal control over financial reporting and assessing the effectiveness of our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present our financial position, results of operations and cash flows in conformity with US generally accepted accounting principles, and discusses with the Audit Committee any issues they believe should be raised with the Audit Committee. These discussions include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee monitors our processes, relying, without independent verification, on the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held four meetings in 2006. Representatives of Deloitte & Touche LLP, our independent registered public accounting firm, attended each meeting of the Audit Committee that involved the discussion of financial statements. The Audit Committee reviewed and discussed with management and Deloitte & Touche LLP our audited financial statements for the year ended December 31, 2006 and discussed Deloitte & Touche LLP’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations.

The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP that are required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) regarding the firm’s independence from our management and has discussed with Deloitte & Touche LLP its independence. The Audit Committee considered whether the services provided by Deloitte & Touche LLP for the year ended December 31, 2006 are compatible with maintaining their independence. The Board of Directors has delegated to the Audit Committee the authority to approve the engagement of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Based upon its review of the audited financial statements and the discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Harry A, Feuerstein (Chairman)

John F. Davis, III

Michael W. Gunn

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit and Non-Audit Fees

The following table shows the fees earned by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates, for the audit and other services provided that related to the fiscal years ended December 31, 2006 and 2005.

	2006	2005
Audit Fees	$496,000	$734,100
Audit-Related Fees	—	—
Tax Fees	11,000	20,000
All Other Fees	—	—

Total	$507,000	$754,100

Audit Fees. Audit fees for the fiscal years ended December 31, 2006 and 2005 were for professional services rendered for audits of our annual financial statements, review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q and regulatory related professional services rendered for our Sarbanes-Oxley preparedness and for our initial public offering of common stock on September 27, 2005.

Tax Fees. Tax fees for the fiscal year ended December 31, 2006 were for professional services rendered for consultation regarding the U.S. research and development tax credit and India tax structuring. Tax fees for the fiscal year ended December 31, 2005 were for compliance filings in Europe.

The Audit Committee of the Board of Directors has determined that the provision of these services is compatible with the maintenance of the independence of Deloitte & Touche LLP.

Pre-approval Policies and Procedures

The Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent registered public accounting firm for audit services, audit-related services, and tax services.

If TRX has a need to engage the independent registered public accounting firm for other services, which are not considered subject to the general pre-approval as described above, then the Audit committee must approve such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the Audit committee has delegated to the Chairman of the committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire Audit committee for ratification at the next committee meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in TRX stock with the Securities and Exchange Commission. Based on a review of written representations from our executive officers and directors, we believe that during the fiscal year ended December 31, 2006, our directors, officers and owners of more than 10% of our common stock complied with all applicable filing requirements, except that: (i) Harry A. Feuerstein, Peter J. Grover, Michael W. Gunn, H. Shane Hammond, Victor P. Pynn and Timothy J. Severt each inadvertently reported one transaction in shares acquired pursuant to a directed share program in connection with our initial public offering late on a Form 4/A and (ii) Kevin G. Austin inadvertently reported the acquisition of shares of our common stock late on a Form 3/A.

SHAREHOLDER PROPOSALS

Shareholders’ proposals, other than nominations for the Board of Directors, intended to be presented at the 2008 Annual Meeting of Shareholders must be delivered to our offices at 6 West Druid Hills Drive, Atlanta, GA 30329, addressed to the Secretary, no later than December 13, 2007, in order to be considered for inclusion in our proxy statement and form of proxy pursuant to Rule 14a-8 of the SEC’s proxy rules, for that meeting. In accordance with Article II, Section 8 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. In accordance with Article II, Section 8(a)(2) of our bylaws, a shareholder who presents a proposal for nominations to the Board of Directors must deliver written notice to the Compensation, Corporate Governance, and Nominating Committee at the address above, addressed to the Secretary, no later than the 90th day (January 12, 2008) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. Pursuant to Article II, Section 8(a)(3) of our bylaws, a shareholder who presents a proposal for an annual meeting, other than nominations for the Board of Directors, must deliver written notice to us at the address above, addressed to the Secretary, no later than the 120th day (December 13, 2007) prior to the first anniversary of the date that our proxy statement was released to our shareholders in connection with the preceding year’s annual meeting of shareholders. The notice must include the information required by Article II, Section 8(b) of the bylaws.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple shareholders sharing an address. However, this delivery method, called “householding,” is not being used if we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a shareholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written request to Secretary, TRX, Inc., 6 West Druid Hills Drive, Atlanta, Georgia 30329. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct us accordingly by directing that request to us in the manner provided above.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in our best interest.

By Order of the Board of Directors.

JOHAN G. (“JOOP”) DRECHSEL

Chairman of the Board

Atlanta, Georgia

April 11, 2007

TRX is mailing its 2006 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

MR A SAMPLE
DESIGNATION (IF ANY)	000004	000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6		000000000.000000 ext	000000000.000000 ext
		000000000.000000 ext	000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ê PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors:	For	Withhold			For	Withhold			For	Withhold	+
01 - John F. Davis, III*	☐	☐	02 -	Norwood H. (“Trip”) Davis, III*	☐	☐	03 -	Johan G. (“Joop”) Drechsel*	☐	☐
04 - Harry A. Feuerstein*	☐	☐	05 -	John A. Fentener van Vlissingen*	☐	☐

*	Each to serve until the 2008 Annual Meeting of Shareholders and until their successors are elected and qualified.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof.

B Non-Voting Items

Change of Address — Please print your new address below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ê PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ê

Revocable Proxy — TRX, Inc.

COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Norwood H. (“Trip”) Davis, III and David D. Cathcart, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of TRX, Inc. (the “Company”) which the undersigned is entitled to vote at the 2007 Annual Meeting of Shareholders of the Company, to be held at the offices of McKenna Long & Aldridge LLP, 303 Peachtree Street, N.E., Suite 5300, Atlanta, Georgia 30308 on Tuesday, May 1, 2007, at 12:00 p.m., local time, and at any and all adjournments thereof (the “Annual Meeting”), as indicated on the reverse side.

This proxy card will be voted as directed. If no instructions are specified, this proxy card will be voted “FOR” each of the proposals listed on the reverse side of this proxy card. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be signed and dated, on the reverse side)